Exhibit 99.1
Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS July 28, 2011
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE
QUARTER ENDED JUNE 30, 2011

ANGLETON, TX, JULY 28, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced sales of $586 million for the quarter ended June 30, 2011, compared to $589 million for the same quarter in the prior year. The Company reported second quarter net income of $15 million, or $0.24 per diluted share. In the comparable period in 2010, the Company reported net income of $20 million, or $0.32 per diluted share. Excluding restructuring charges, the Company would have reported net income of $15 million, or $0.25 per diluted share, in the second quarter of 2011. The Company did not report any restructuring charges in the second quarter of 2010.

“During the quarter we saw strong demand across our customer base,” said Cary T. Fu, the Company’s Chief Executive Officer. “However, we incurred unexpected costs which had an unfavorable impact on our operating results. These were $3.1 million of settlement costs associated with the transfer of a major program and higher than expected new program ramp and capacity expansion costs. For the remainder of the year we expect operating margins to improve through increased operating efficiencies. Additionally, revenues are expected to increase in the second half of 2011 as new business awards come on-line.”

Second Quarter 2011 Financial Highlights

•	Operating margin for the second quarter was 2.5% excluding restructuring charges.
•	Cash flows used in operating activities for the second quarter were approximately $2 million.
•	Cash and long-term investments balance was $335 million at June 30, 2011. Long-term investments consist of $29 million of auction rate securities.
•	Accounts receivable was $453 million at June 30, 2011; calculated days sales outstanding were 70 days.
•	Inventory was $396 million at June 30, 2011; inventory turns were 5.5 times.
•	Repurchases of common shares for the second quarter totaled $20 million or 1.2 million shares.
•	Settlement costs associated with the transfer of a major program for the second quarter was $3.1 million, pre-tax.
•	The effective tax rate for the quarter was 2.1%.

Industry Sectors
The following table sets forth sales by industry sector for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010.

	June 30,	March 31,	June 30,
	2011	2011	2010

Industrial control equipment	28%	28%	25%
Computers and related products
for business enterprises	28%	27%	31%
Telecommunications equipment	23%	23%	23%
Testing and instrumentation products	11%	13%	11%
Medical devices	10%	9%	10%

Third Quarter 2011 Outlook
Sales for the third quarter of 2011 are expected to range from $585 million to $620 million. Diluted earnings per share for the third quarter, excluding special items, are expected to be between $0.30 and $0.36.

Non-GAAP Financial Measures
This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements
This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement “revenues are expected to increase in the second half of 2011 as new business awards come on-line”, our sales and diluted earnings per share (excluding special items) guidance for the third quarter of 2011, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information
Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, which includes equipment for the aerospace and defense industry, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
 (Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income from operations (GAAP)	$14,166	$23,222	$29,947	$44,246
Restructuring charges	480	—	480	1,697
Non-GAAP income from operations	$14,646	$23,222	$30,427	$45,943

Net income (GAAP)	$14,701	$20,137	$29,214	$38,279
Restructuring charges, net of tax	477	—	477	847
Non-GAAP net income	$15,178	$20,137	$29,691	$39,126

Earnings per share: (GAAP)
Basic	$0.24	$0.32	$0.48	$0.61
Diluted	$0.24	$0.32	$0.48	$0.60

Earnings per share: (Non-GAAP)
Basic	$0.25	$0.32	$0.49	$0.62
Diluted	$0.25	$0.32	$0.49	$0.62

Weighted average shares used in calculating earnings per share:
Basic	60,159	62,695	60,537	63,047
Diluted	60,567	63,243	61,125	63,598

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Net sales	$585,549	$589,449	1,123,861	$1,161,354
Cost of sales	547,798	543,195	1,048,486	1,069,863
Gross profit	37,751	46,254	75,375	91,491

Selling, general and administrative expenses	23,105	23,032	44,948	45,548
Restructuring charges	480	—	480	1,697
Income from operations	14,166	23,222	29,947	44,246

Other income (expense):
Interest income	443	447	847	814
Interest expense	(331)	(340)	(663)	(679)
Other	731	(679)	296	(1,050)
Total other income (expense), net	843	(572)	480	(915)
Income before income taxes	15,009	22,650	30,427	43,331

Income tax expense	308	2,513	1,213	5,052
Net income	$14,701	$20,137	29,214	$38,279

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	60,159	62,695	60,537	63,047
Incremental common shares attributable to restricted shares and the exercise of outstanding equity instruments	408	548	588	551
Denominator for diluted earnings per share	60,567	63,243	61,125	63,598

Earnings per share:
Basic	$0.24	$0.32	0.48	$0.61
Diluted	$0.24	$0.32	0.48	$0.60

The results for the three and six months ended June 30, 2010, as well as the six months ended June 30, 2011, reflect corrections to the Company’s prior period financial statements, related to inventory and accounts payable balances, that the Company deems immaterial. The aggregate impact of these corrections on earnings per share was $0.01 for both the three and six months ended June 30, 2010 and $0.01 for the six months ended June 30, 2011.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
June 30, 2011
(Amounts in Thousands)
(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$306,508
Accounts receivable, net	453,012
Inventories, net	396,264
Other current assets	48,290
Total current assets	1,204,074

Long-term investments	28,901
Property, plant and equipment, net	151,472
Other assets, net	59,595
Goodwill, net	37,912
Total assets	$1,481,954

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of capital lease obligations	$384
Accounts payable	255,864
Accrued liabilities	54,952
Total current liabilities	311,200

Capital lease obligations, less current installments	10,818
Other long-term liabilities	25,235
Shareholders’ equity	1,134,701
Total liabilities and shareholders’ equity	$1,481,954